Demand Promissory Note

CDN $600,000.000	Vancouver, BC
August 11, 2008

FOR VALUE RECEIVED, the undersigned, Dejour Enterprises Ltd.(“Dejour”), #1100 - 808 West Hasting Street, Vancouver BC V6C 2X4 promises to pay Hodgkinson Equities Corporation.(“HEC”), #1100 - 808 West Hastings Street, Vancouver, BC V6C 2X4 the principal sum of CDN $600,000, and at the Prime Rate of interest according to the Royal Bank of Canada.

In addition, Dejour Alberta will also pay a loan fee equal to 1% per month on balance outstanding.

The said principal, loan fee and interest shall be payable on demand after November 11, 2008, upon 10 days written notice by HEC to Dejour Alberta.

Until the said principle and interest owed under this Note are paid in full, this note shall be secured by all assets, including but not limited to equipment, fixtures, natural resources leases and permits, inventory and accounts receivable owned by Dejour.

This Agreement shall be governed by and any dispute arising hereunder shall be determined in accordance with the laws of the Province of British Columbia.

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Borrower
Dejour Enterprises Ltd.
Mathew Wong CFO